 NEWS RELEASE

For Immediate Release
August 4, 2009

Ten Holdings completes institutional equity offering

WINNIPEG - Canwest Global Communications Corp. (“Canwest”) announced today that Ten Network Holdings Limited (“Ten Holdings”) has confirmed it has successfully completed an institutional placement of 120 million shares, raising A$138 million at an issue price of A$1.15 per share.

The placement was significantly over-subscribed with strong support from new and existing institutional shareholders.  Settlement is scheduled to take place on August 10, 2009.

“We are very pleased with the support investors have shown in the placement,” Ten Holdings executive chairman Nick Falloon said. “The capital raised will be used to pay down debt and enhance balance sheet flexibility.”

Macquarie Capital Advisers Limited acted as the sole book-runner, lead manager and underwriter to the placement. The equity offering represented approximately 13% of Ten Holdings' total pre-issuance shares. Its completion reduces Canwest’s ownership stake of Ten Holdings from approximately 57% to slightly more than 50%.

Forward Looking Statements:

This news release contains certain forward-looking statements about the objectives, strategies, financial conditions, results of operations and businesses of Canwest. Statements that are not historical facts are forward-looking and are subject to important risks, uncertainties and assumptions. These statements are based on our current expectations about our business and the markets in which we operate, and upon various estimates and assumptions. The results or events predicted in these forward-looking statements may differ materially from actual results or events if known or unknown risks, trends or uncertainties affect our business, or if our estimates or assumptions turn out to be inaccurate. As a result, there is no assurance that the circumstances described in any forward-looking statement will materialize. Significant and reasonably foreseeable factors that could cause our results to differ materially from our current expectations are discussed in the section entitled "Risk Factors" contained in our Annual Information Form for the year ended August 31, 2008 dated November 24, 2008 filed by Canwest Global Communications Corp. with the Canadian securities commissions (available on SEDAR at www.sedar.com ), as updated in our most recent Management's Discussion and Analysis for the three and nine months ended May 31, 2009. Unless required by law, we disclaim any intention or obligation to update any forward-looking statement even if new information becomes available, as a result of future events or for any other reason.

About Canwest Global Communications Corp.

Canwest Global Communications Corp. (www.canwest.com), (TSX: CGS and CGS.A,) an international media company, is Canada’s largest media company. In addition to owning the Global Television Network, Canwest is Canada’s largest publisher of English language daily newspapers and owns, operates and/or holds substantial interests in conventional television, out-of-home advertising, specialty cable channels, and web sites in Canada, New Zealand, Australia, Indonesia, Singapore, the United Kingdom and the United States.

For further information:

Media Contact:
John Douglas, Senior Vice President, Public Affairs
Tel: (204) 953-7737
jdouglas@canwest.com

Investor Contact:
Hugh Harley, Director, Investor Relations
Tel: (204) 953-7731
hharley@canwest.com